STOCK OPTION AGREEMENT

       THIS AGREEMENT made as of this 20th day of April, 2009 between The Alan
W. Steinberg Limited Partnership, a New York limited partnership, with its principal address at 1501 Venera Avenue, Suite 205, Coral Gables, FL 33146 (the "Optionor"), DED Enterprises Inc., a Florida corporation, with its principal address at 210 Crystal Grove Blvd., Lutz, FL 33548 (the "Optionee"), Carpathian Holding Company, Ltd: Nevis ("CHC"), and Carpathian Resources, Ltd:
Australia ("CPN").

WHEREAS:

(A) The Optionor is the legal and/or beneficial owner of 1,494,933 shares (the "Optionor's Shares") of the common stock of MDU Communications International, Inc., a Delaware corporation
(the "Corporation"); and

(B) The Optionor wishes to grant to the Optionee under the terms and conditions contained herein, and the Optionee wishes to accept from the Optionor, an option to purchase up to the entirety of the Optionor's Shares (the "Optioned Shares").

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Optionor hereby grants to the Optionee an option (the "Option") to purchase the Optioned Shares at a purchase price (the "Purchase Price") of forty-eight U.S. cents (US$0.48) per share, upon and subject to the following terms and conditions:

       1. Option Exercise Period. The Option may be exercised by the Optionee, in whole or in part (but in no case in tranches of less than 100,000 shares), at any time from the date hereof until March 9, 2012 (the "Termination Date") and shall terminate on the Termination Date unless exercised by the Optionee prior thereto.

       2. Exercise of Option. The Optionee shall, for the purposes of exercising the Option, give to the Optionor written notice (the "Exercise Notice") thereof along with payment thereof in immediately available funds by a bank check or a wire transfer payable to the Optionor, in the amount of the Purchase Price.

       3. Transfer of Optioned Shares. Upon compliance by the Optionee of all of the terms and conditions of this Agreement and upon receipt by the Optionor of (i) the Exercise Notice, and (ii) the Purchase Price, the Optionor shall sell and transfer to the Optionee the Optioned Shares and as evidence thereof, the Optionor shall execute in favor of the Optionee a form of transfer and an endorsement on the share certificates representing the Optioned Shares, together with such other documents to evidence the sale and transfer as the Optionee reasonably requests. Optionor hereby warrants that Optionor has the right to transfer the Optioned Shares to the Optionee, and that Optionor will retain that right throughout the term of this Agreement.

       4. Assignability of Option. The Optionee may sell, assign or otherwise transfer the Option or any of its rights under this Agreement to any Affiliate in the Optionee's discretion. In the event that the Optioned Shares are transferred from the Optionor by operation of law (e.g., by dissolution or levy) or transferred to an Affiliate of the Optionor prior to the Termination Date, such transfer of the Optioned Shares shall be subject to the terms of this Option.
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       5. Profit Participation. In consideration for the Option, upon each sale of the Optioned Shares by the Optionee (or its Affiliate, as defined below) to a Person which is not an Affiliate of the Optionee, (each such sale referred to herein as a "Final Sale"), the Optionee shall pay to the Optionor an amount equal to 50% of the difference between the amount realized in the Final Sale (the aggregate sales price less any commissions payable as a result of the Final Sale to a Person who is not an Affiliate of the Optionee) and the aggregate Purchase Price. The Optionee (or its Affiliate) shall determine, in its sole discretion whether, when, and at what price, to sell the Optioned Shares; provided however, Optionee shall consult with Optionor, with respect to any prospective sale of the Optioned Shares prior to such sale. Further provided, Optionee shall give Optionor prompt notice (next business day) of such Final Sale, and shall promptly remit (one day following Optionee's receipt of sale proceeds) the amount of the sales proceeds due Optionor by virtue of any such Final Sale, along with a detailed written accounting therefor which shows in reasonable detail all calculations used to determine the amount due to Optionor.

       6. Optionee's Right of First Refusal. Prior to the exercise of the Option, before any Optioned Shares held by the Optionor or any transferee of the Optionor (either being sometimes referred to herein as the "Selling Stockholder") may be sold or otherwise transferred, the Optionee or its assignee(s) shall have a right of first refusal to acquire the Optioned Shares on the terms and conditions set forth in this Section (the "Right of First Refusal").

              (a) The Selling Stockholder shall (a) deliver to the
Optionee a written notice (the "Notice") stating: (i) the Selling Stockholder's bona fide intention to sell or otherwise transfer such Optioned Shares; (ii) the name of each proposed purchaser or other transferee ("Proposed Transferee"); (iii) the number of Optioned Shares to be transferred to each Proposed Transferee; (iv) the amount of the bona fide cash price or other consideration for which the Selling Stockholder proposes to transfer the Optioned Shares (the "Offered Price"); and (v) the material terms and conditions of the proposed transfer (the "Offer Terms") and (b) offer the Optioned Shares at the Offered Price and on the Offer Terms to the Optionee or its assignee(s).

              (b) Within one business day after receipt of the Notice, the Optionee and/or its assignee(s) may, by giving written notice to the Selling Stockholder, elect to purchase all, but not less than all, of the Optioned Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price and on the terms determined in accordance with subsection (c) below.

              (c) The purchase price for the Optioned Shares purchased by the Optionee or its assignee(s) under this Section 6 shall be the Offered Price, and the terms and conditions of the transfer shall be identical in all material respects to the Offer Terms (the "Terms"). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Corporation in good faith and such determination shall be final and binding upon the parties.

              (d) Payment of the purchase price under this Section 6 shall be made in cash, immediately available funds by a bank check or wire transfer of funds, in any case in accordance with the Terms.

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              (e) If all of the Optioned Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Optionee and/or its assignee(s) as provided in this Section, then the Selling Stockholder may sell or otherwise transfer such Optioned Shares to the Proposed Transferee at the Offered Price or at a higher price and on the Offer Terms (each such sale referred to herein as an "Optionor Sale"), provided that such Optionor Sale or other transfer is consummated within 60 days following such Notice, and in such event, Optionor shall promptly pay the Optionee an amount equal to 50% of the following: (i) the total number of shares sold pursuant to such Option Sale multiplied by (ii) the number resulting from (y) forty-eight U.S. cents (US$0.48) per share minus (z) the net sales price (sales price per share less any commissions paid to third parties) per share. If the net sales price does not exceed $0.48 per share, then no amounts will be payable to the Optionee hereunder. If the Optioned Shares described in the Notice are not transferred to the proposed Transferee within such period, a new Notice shall be given to the Optionee, and the Optionee and/or its assignees shall again be offered the Right of First Refusal before any Optioned Shares held by the Selling Stockholder may be sold or otherwise transferred.

       7. Accounting and Access to Records. The Optionee shall maintain complete, clear and accurate records in sufficient detail to enable the amounts payable hereunder to be determined. The Optionor shall be entitled to reasonable access to such records for the purpose of inspection and copying. Specifically, such records shall be open to inspection by the Optionor and subject to an annual audit and periodic reproduction by its agents or representatives for the purpose of verifying their accuracy during normal business hours and upon reasonable prior notice (as well as reasonable access to the accountants, attorneys and others who have prepared or maintained such records). If such annual audit reveals any errors or inaccuracies in any amounts paid or due to be paid by the Optionee to the Optionor hereunder, then such amount shall be promptly paid. Any such audits shall be conducted at the Optionor's expense, unless such audit reveals a discrepancy of 5% or greater in the amount due to the Optionor, in which case the Optionee shall be responsible for all costs and expenses in connection with such audit.

       8. Board Representation. If, during the term of this Agreement, the Optionee acquires a Controlling Interest in the Corporation, the Optionor shall be entitled to designate one nominee that it desires to have elected to the board of directors (the "Board") of the Corporation (a "Nominee"). The Optionee agrees to vote or cause to be voted (at any regular or special meeting of the shareholders of the Corporation or by written consent in lieu of any such meeting) all shares of voting stock of the Corporation over which it has, directly or indirectly through the ownership of the shares or otherwise, voting power (whether owned as of the date hereof or hereafter acquired) or over which it has, directly or indirectly through an agreement, contract, arrangement or otherwise, the right to direct the voting of such shares (whether such agreement, contract, arrangement or otherwise exists as of the date hereof or hereafter made) in favor of, or otherwise consent to, the election of such Nominee to the Board. If any Nominee is unable or unwilling to serve upon his or her election to the Board, the Optionor shall be entitled to nominate a replacement who shall then be a Nominee for the purposes of this Agreement. If, following election to the Board, any Nominee shall resign or be removed for any reason (with or without cause) or be unable to serve by reason of death or disability, the Optionor shall within 30 days of such event, notify the Optionee in writing of a replacement, and the Optionee shall take such steps as may be necessary to elect such replacement to the Board to fill the unexpired term of the Nominee.
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       9. Entire Agreement. This Agreement, along with the proxy of even date given by Optionor to Optionee, expresses the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, whether written or oral, between the parties respecting the subject matter hereof.

       10. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators and successors and permitted assigns.

       11. Notices. Notice under this agreement shall be in writing and shall be given by facsimile transmission (with copy sent by overnight courier), or electronically in portable document format (PDF) (with copy sent via facsimile transmission). Notice shall be deemed given when it is received by the recipient of the notice. Notices to the parties shall be as follows:

If to Optionee, CHC or CPN:

DED Enterprises, Inc.
210 Crystal Grove Blvd.
Lutz, FL 33548
Fax: (800) 967-7340
e-mail address: mail@davidhammeresq.com

If to Optionor:

Alan W. Steinberg Partnership
1501 Venera Avenue
Suite 205
Coral Gables, FL  33146
e-mail address: gary@awslp.com

       12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

       13. Litigation. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney fees, paralegal fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. Any such legal action shall be brought exclusively in courts of competent jurisdiction in Miami-Dade County, Florida.

       14. Indemnification.

       (a) The Optionee, CHC, CPN, and their Affiliates (the "Indemnifying Parties") each agree, jointly or severally, to indemnify and hold the Optionor, its shareholders, officers, directors, employees agents and representatives (each an "Indemnified Party") harmless against any and all losses, claims, damages, expenses, liabilities, or actions in respect thereof of any nature whatsoever ("Claims"), whenever or wherever brought, directly or indirectly, to which any Indemnified Party may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934, the securities laws of any other jurisdiction, the rules and regulations promulgated thereunder, or other federal or state statutory laws or regulations, at common law or otherwise (including payments made in settlement of any litigation),

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insofar as such Claims arise out of or in connection with or are based upon:
(a) any breach by the Optionee of any representation or warranty contained in this Agreement, (b) the failure of any of the Optionee to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained this Agreement, (c) any untrue statement or alleged untrue statement of any material fact contained in a filing made with the Securities and Exchange Commission by or on behalf of any of the Indemnifying Parties or their respective associates or in any filing or document of any Indemnified Party based upon information furnished to it by the Indemnifying Parties or associates, or arise out of or are based upon the omission or alleged omission to state in any of the foregoing a material fact required to be stated therein or necessary to make the statements therein not misleading, and (d) any action brought by virtue of or arising from any Indemnified Party being deemed to be a member of a "group" for purposes of the federal securities law.

       (b) This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by any Indemnified Party (each, a "Loss").

       (c) In the event of a claim against any Indemnified Party pursuant to the prior paragraph or the occurrence of a Loss, such Indemnified Party shall give the Optionee prompt written notice of such claim or Loss (provided that failure to promptly notify the Optionee shall not relieve any of the Indemnifying Parties from any liability which it or they may have on account of this Agreement, except to the extent that the Optionee shall have been materially prejudiced by such failure). Upon receipt of such written notice, the Optionee shall provide the Indemnified Party with counsel to represent it. Such counsel shall be reasonably acceptable to the Indemnified Party. In addition, the Indemnified Party will be reimbursed promptly for all Losses suffered by it as incurred as provided herein. None of the Indemnifying Parties may enter into any settlement of any Loss or claim without the Indemnified Party's prior written consent unless such settlement includes a full release of the Indemnified Party from any and all liability in respect of such claim.

       15. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

      16. Authority. Each party warrants that this Agreement has been duly authorized, executed and delivered by an authorized officer or representative of such party and is enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

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       17. Definitions.

              (a) "Affiliate" means, with respect to any specified Person, any of the following: any Person beneficially owned or Controlled by, or under common beneficial ownership or Control with, the specified Person, or any officer, director, equity owner (of greater than or equal to twenty percent (20%)), or partner of the specified Person. The purpose of this definition is to exclude transactions at less than arms' length from triggering, or changing the substance of, the terms of this Option.

              (b) "Control" (including, with correlative meanings, the terms "Controlling," "Controlling Interest," "Controlled by" and "under common Control with"), as applied to any Person, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the beneficial ownership of voting securities (whether sole or shared) or other ownership interest, by contract or otherwise.

              (c) "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

       IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.
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                                       The Alan W. Steinberg Limited Partnership

/s/ Carol Albanese                     By: /s/ Gary Frohman
-------------------------                  --------------------------------
Witness                                    Gary Frohman, General Partner

                                       DED Enterprises Inc.

/s/ Louis Scholl                       By: /s/ David E. Hammer
-------------------------                  --------------------------------
Witness                                    David E. Hammer, President

                                       Carpathian Holding Company, Ltd: Nevis

/s/ Kelly Ziff                         By: /s/ James Wiberg
-------------------------                  --------------------------------
Witness                                    James Wiberg, Director

                                       Carpathian Resources, Ltd: Australia

/s/ Louis Scholl                       By: /s/ David E. Hammer
-------------------------                  --------------------------------
Witness                                    David E. Hammer, Executive Director

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